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                                  EXHIBIT 99.1


i2 TECHNOLOGIES COMPLETES ACQUISITION OF SMART TECHNOLOGIES

ACQUISITION STRENGTHENS i2'S SOLUTIONS FOR INTELLIGENT eBUSINESS

DALLAS, July 15 /PRNewswire/ -- i2 Technologies, Inc. (Nasdaq: ITWO - news) today announced that it completed its acquisition of SMART Technologies, a leading developer of Internet-based customer relationship management solutions. Consistent with the terms of the agreement first announced on May 12, 1999, i2 acquired all of the capital stock and outstanding options of SMART Technologies in exchange for approximately 2.1 million shares of i2 Technologies common stock. The transaction was accounted for as a pooling of interests. Legal, accounting and other fees related to the transaction are expected to total approximately $2.0 million, which will be recorded in the third quarter ending September 30, 1999.

The acquisition enhances i2's eBPO product portfolio, designed to optimize every level of eBusiness for companies leveraging the Internet. With the added capabilities from SMART, i2 will uniquely combine intelligent customer-facing solutions with intelligent fulfillment planning to deliver greater value to its customers.

Cautionary Language:

This release includes forward-looking statements with respect to completing acquisitions, developing new and enhanced products, and certain other matters. These statements are made under the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include but are not limited to the following: delays in the development of products, the rate of adoption of new technology, competitive product introductions, pricing and marketing programs, as well as risks concerning future technology and other factors identified in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Registration Statement on Form S-4 dated June 23, 1999, and other filings by i2 with the Securities and Exchange Commission.

About i2 Technologies:

i2 is the world's leading provider of supply chain management and intelligent eBusiness solutions. Founded in 1988, i2's vision is to add $50 billion of value for its customers by the year 2005. i2 is headquartered in Dallas, TX, has approximately 2,400 employees and maintains offices worldwide. For additional information, visit i2 on the web at http://www.i2.com or attend PLANET 99 in Las Vegas, October 10-13, http://planet.i2.com.

o        Contact:
o        Angela Schwecke Brent Anderson
o        Public Relations Investor Relations
o        i2 Technologies, Inc. i2 Technologies, Inc.
o        214-860-6076 214-860-6012
o        angela_schwecke@i2.com brent_anderson@i2.com

RHYTHM and i2 are registered trademarks of i2 Technologies, Inc.

SOURCE: i2 Technologies, Inc.